Exhibit (a)(12)

                        SCUDDER INSTITUTIONAL FUND, INC.

                              ARTICLES OF TRANSFER
                              --------------------

         These ARTICLES OF TRANSFER are entered into this 3rd day of April, 1998, by and between Scudder Institutional Fund, Inc., a Maryland corporation (hereinafter referred to as "Transferor"), and Scudder International Fund, Inc., a Maryland corporation (hereinafter referred to as "Transferee").

         THIS IS TO CERTIFY TO THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND THAT:

         FIRST: Transferor does hereby agree to sell, assign and transfer substantially all of its property and assets to Transferee, its successors and assigns, as hereafter set forth.

         SECOND: The name and state of incorporation of each entity which is a party to these Articles of Transfer are as follows:

         Transferor  is  Scudder   Institutional   Fund,   Inc.,  a  corporation
incorporated under the laws of the State of Maryland.

         Transferee  is  Scudder   International   Fund,   Inc.,  a  corporation
incorporated under the laws of the State of Maryland.

         THIRD: The name, post office address and principal place of business of Transferee is: Scudder International Fund, Inc., 300 East Lombard Street, Baltimore, Maryland 21202.

         FOURTH: The principal office of Transferor in the State of Maryland is in Baltimore City. The principal office of Transferee in the State of Maryland is in Baltimore City. Transferor does not own an interest in any real property the title to which could be affected by the recording of an instrument among the land records of any county in the State of Maryland.

         FIFTH: The nature and amount of the consideration to be paid, transferred or issued by Transferee for the property and assets of Transferor shall be as follows:

         On the Closing Date (as hereinafter defined), Transferee will issue to Transferor that number of shares of the Barrett International Shares class of the International Fund series of Transferee's capital stock determined by dividing the value of the net assets of Transferor as of the close of regular trading on the New York Stock Exchange on the Closing Date, by the net asset value of one share of the International Shares class of the International Fund series of the Transferee's capital stock as of the close of regular trading on the New York Stock Exchange on the Closing Date, all as further determined in accordance with the terms and conditions set forth in an Agreement and Plan of Reorganization, as amended, dated as of September 18, 1997, by and between Transferor and Transferee (the "Agreement").


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         SIXTH: In accordance with the terms and conditions of the Agreement, in consideration of the issuance of the shares of capital stock of Transferee as described in Article FIFTH above, Transferor does hereby bargain, sell, grant, convey, transfer, set over and assign to Transferee and its successors and assigns, all of the property and assets of Transferor described in the Agreement, and Transferee and its successors and assigns do hereby assume those debts and obligations of Transferor described in the Agreement.

         SEVENTH: These Articles of Transfer shall become effective at 4:01 p.m. EST on April 3, 1998 (the "Closing Date").

         EIGHTH: The terms and conditions of the transaction set forth in these Articles of Transfer were advised, authorized and approved by Transferor in the manner and by the vote required by its Charter and the laws of the State of Maryland as follows: The Board of Directors of Transferor, at a regular meeting duly called and held, duly authorized and adopted a resolution declaring that the terms and conditions of the proposed transaction described herein were advisable, and directed that the proposed transaction be submitted to the stockholders of Transferor for consideration and approval. The stockholders of Transferor, at a special meeting duly called and held, duly authorized and adopted a resolution approving the proposed transaction described herein.

         NINTH: The terms and conditions of the transaction set forth in these Articles of Transfer were advised, authorized and approved by Transferee in the manner and by the vote required by its Charter and the laws of the State of Maryland as follows: The Board of Directors of Transferee, at a regular meeting duly called and held, duly authorized and adopted a resolution approving the proposed transaction described herein.

         TENTH:   These   Articles  of  Transfer  may  be  executed  in  several
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



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

         IN WITNESS WHEREOF, on this 3rd day of April, 1998, each party hereto has caused these Articles of Transfer to be executed and acknowledged in its name and on its behalf by its President and attested to by its Secretary; and each President acknowledges that these Articles of Transfer are the act of the party on whose behalf such individual is executing the Articles of Transfer, and each President further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his/her knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:                                     SCUDDER INSTITUTIONAL FUND, INC.


/s/Thomas F. McDonough                      By: /s/Daniel Pierce
----------------------                          --------------------
Thomas F. McDongouh, Secretary                  Daniel Pierce, President


ATTEST:                                     SCUDDER INTERNATIONAL FUND, INC.


/s/Thomas F. McDonough                      By: /s/Nicholas Bratt
-------------------------------                ----------------------------
Thomas F. McDongouh,, Secretary                  Nicholas Bratt, President


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